Exhibit 10.5

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE INDICATED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT ("Agreement") is entered into as of the 31st day of October, 2002 (the "Effective Date"), by and between IPS CARD SOLUTIONS, INC., a Maryland corporation, doing business as ValueLink, whose principal place of business is 12500 East Belford Avenue, Englewood, Colorado 80111 ("ValueLink"), and NBO SYSTEMS, INC., a Maryland corporation, whose principal place of business is 3676 West California Avenue, Building D, Salt Lake City, Utah 84104 ("Supplier").

RECITALS

WHEREAS, Supplier is in the business and capable of providing certain services as described below ("Supplier Services") on an outsourced back-end support services basis to allow and enable ValueLink to offer, sell and provide to each and any of its clients ("ValueLink Clients") that use ValueLink's Stored Value Card Services (as defined below) "Card Order Fulfillment Services" (as described below); and

WHEREAS, ValueLink desires to retain Supplier to provide Supplier Services in accordance with the terms of this Agreement;

NOW THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below. Other terms may be defined elsewhere in this Agreement and have the meanings ascribed there to them.

"Affiliate" means, with respect to either party, any entity or enterprise that is controlling, controlled by or under common control with such party.

"Call Center" means the call center maintained by Supplier, which is accessible directly by means of a toll-free number by purchasers who desire to purchase Cards (as defined below) by telephone.

"Cardholder" means the purchaser of a Card.

"Cardholder Information" means any personally identifiable information provided by the Cardholder, including but not limited to the Cardholder's name, address or phone number.

"Card Order Fulfillment Services" are defined and described in Section 2 and Exhibit A attached.

"Designated Recipient" means the person who is the intended recipient of a Stored Value Card (as defined below) issued on behalf of a ValueLink Client pursuant to that Client's Stored KAG BJB Value Card Program (as defined below) in connection with Card Order Fulfillment Services provided pursuant to this Agreement.

"Designated Representative" is defined in Section 2.

"IVR" means an automated interactive response system accessed via a toll-free telephone number.

"Project" is defined in Section 2.

"Stored Value Card" or "Card" means a magnetic stripe or barcode plastic card that will access data maintained in the ValueLink Database (as defined below) and enable a person holding such Card, upon acceptance by ValueLink on behalf of a ValueLink Client pursuant to the client's Stored Value Card Program (as defined below), to purchase goods and/or services from or through the ValueLink Client.

"Stored Value Card Program" means the program of a ValueLink Client pursuant to which such client and/or one or more of its affiliated issuers issue Stored Value Cards and ValueLink provides the Stored Value Card Services to enable the use of such cards for the purchase of goods and/or services from or through the ValueLink Client or its affiliated issuers at or through locations designated by the ValueLink Client.

"Stored Value Card Services" means the services (which may include Supplier Services) provided by ValueLink in connection with the Stored Value Card Program of a ValueLink Client pursuant to an agreement therefor.

"Term" means the "Initial Term" of this Agreement and includes any "Renewal Term" (each as defined in Section 18).

"Work Order" is defined in Section 3.

"ValueLink Database" means the central database owned and operated by ValueLink on which data is maintained and stored for each Stored Value Card issued by a ValueLink Client (and its affiliated issuers) under such client's Stored Value Card Program.

2. SUPPLIER SERVICES. Supplier will provide the Supplier Services as outlined and described in this Agreement. Supplier Services include, but are not limited to, the card order fulfillment services, as described and set forth in Exhibit A attached ("Card Order Fulfillment Services"), and other services set forth in such exhibit. Each individual Work Order for Supplier Services will be related to a particular ValueLink Client and its Stored Value Card Program ("Project"). Each party shall designate a point person ("Designated Representative") who shall be the person the other party's Designated Representative may contact to present and/or resolve issues and matters arising under this Agreement or with respect to a particular Project or ValueLink Client. Unless otherwise agreed to by ValueLink, Supplier will not knowingly contact ValueLink Clients directly.

3. WORK ORDER(S). Before undertaking a Project, ValueLink and Supplier shall complete a Work Order for each Project with respect to which ValueLink desires Supplier to KAG BJB provide Supplier Services. The Work Order shall be in substantially the same form as set forth in Exhibit B attached hereto (the "Work Order"). Each Work Order will describe the type of Supplier Services to be provided and set forth any detailed procedures, practices, specifications, deliverables, time frames or other particulars that shall govern the Supplier Services to be provided by Supplier under such Work Order. By its reference to this Agreement, each Work Order shall be considered to include the Card Order Fulfillment Services (unless it expressly excludes such services), together with any additional or new such services as may be added to Exhibit A in the future by amendment, supplement or other modification mutually agreed in writing (but not any course of dealing) by the parties, and any other additional Supplier Services as may be set forth in the applicable Work Order. Each Work Order shall reference this Agreement and must be signed by both parties to be effective. All properly issued Work Orders shall be deemed incorporated herein and subject to the provisions of this Agreement by this reference. Supplier will have no obligation to provide any Supplier Services to ValueLink unless and until individual Work Orders are properly issued in accordance with this Section 3. In the event of any conflict between the provisions of this Agreement and the provisions of any Work Order, the provisions contained in the Work Order shall govern and control as to that particular Work Order.

4. CHANGES IN SCOPE.

a. Change Request. During the continuance of a Project and related Work Order(s), if a party wishes to alter, modify, expand, or change the scope of the Project ("Change"), the parties shall comply with the procedures set forth in this Section 4. The Designated Representative of a party may request a Change by submitting to the other party or its Designated Representative a change request (the "Project Change Request") containing reasonable details of the requested Change. No Change shall be considered authorized unless the parties have executed and delivered a written amendment, modification or supplement to the applicable Work Order ("Change Order"), and the terms of such amended Work Order (i.e., Change Order) shall control over any inconsistent or contrary provisions in either the Work Order (as it existed immediately prior to such amendment) or this Agreement. A Change Order shall be considered part of the relevant Work Order.

b. Change Request Response. Upon receipt of a Project Change Request, the receiving party will notify the other party's Designated Representative as to how the Change will impact the Project, including, but not limited to, adjustments to resources, the effect on the quality of deliverables, or changes in the schedule for delivery or completion. Unless otherwise provided in the Change Order, if a Project is on a fixed fee basis, fees for the Project will not be increased or decreased as a result of a Change Order.

5. SUPPLIER PERSONNEL. Supplier's personnel performing Supplier Services will be of the requisite skill and experience required to deliver such services. From time-to-time, ValueLink may request that any of such personnel receive additional training or be reassigned if, in ValueLink's reasonable judgment, such personnel are not considered to have the requisite skill or traning to satisfactorily perform or deliver the Supplier Services.

6. FEES; TAXES. ValueLink will pay Supplier the fees specified in the fee schedule  attached hereto as Exhibit C (the "Fee Schedule") for Supplier Services supplied by Supplier pursuant to a Work Order issued hereunder, unless different or additional fees are agreed to by the parties in the Work Order. Such fees shall not be increased without ValueLink's prior written consent. Supplier agrees that the pricing offered to ValueLink for all Supplier Services shall, at all times during the Term, be no higher than pricing offered by Supplier to any other customer which purchases comparable services in comparable transaction volumes. The fees set forth in the Fee Schedule include taxes.

7. MANNER OF PAYMENT. Supplier will submit an original invoice to ValueLink for amounts due and owing Supplier for Supplier Services rendered during each calendar month on a following calendar month basis. Each invoice shall reference this Agreement, shall set forth such fees on a Project-by-Project or ValueLink Client basis and contain such supporting documentation as ValueLink reasonably requires. ValueLink cannot authorize payment on e mailed or faxed copies of invoices. ValueLink will pay in full each properly submitted invoice within thirty (30) days following ValueLink's receipt of such invoice. If a bona fide dispute exists regarding amounts due on an invoice, ValueLink will pay the undisputed items and promptly report the disputed items to Supplier. ValueLink shall pay the amount, if any, mutually agreed to be due with respect to any disputed items after resolution thereof. The parties acknowledge and agree that any preprinted terms or conditions contained in other documents of Supplier or ValueLink, such as purchase orders, invoices, quotes, acknowledgments or confirmations, which are not expressly contained or incorporated herein, or are contrary to the terms and conditions contained herein or a Work Order, shall not be binding upon the parties.

8. SERVICE LEVEL STANDARDS.

a. Service Level Standards. Supplier agrees that it will meet or exceed the following service level standards ("Service Level Standards") in its performance of Card Order Fulfillment Services as part of the Supplier Services hereunder:

i. Initial Project Implementation. For each Project, Supplier shall timely and effectively implement commencement of Card Order Fulfillment Services functioning with 99% or greater accuracy upon the initial installation. This means creation of the agreed form of Web page insert in the ValueLink Client's Web site with the following functions being available and functioning accurately and properly: order taking, order personalization, payment acceptance and authorization and Card transaction history. ValueLink acknowledges that initial implementation for each ValueLink Client may involve a period of between two to six weeks depending on the requirements of each particular Project. A commencement date will be mutually agreed upon in each Work Order.

ii. Order Taking Availability. For each Project, Supplier shall provide Card Order Fulfillment Services through the ValueLink Client's Internet Web site, the Call Center or both, as determined by ValueLink's Client. Supplier's Web page link and shopping cart page and Call Center shall each be functional and available to receive orders for Cards at least 99% of the operational hours required pursuant to Exhibit A or the applicable Work Order (if different).

iii. Call Center Operations. The Call Center will meet the following standards at least 99% of the time it is available to accept orders for Cards:

Criterion	Standard
Incoming Call Response Time	90% within 20 seconds
Average Answer Speed	20 seconds
Abandon Rate	Not greater than 2% of total calls

iv. Order Fulfillment. Supplier will accurately and correctly fulfill at least 99% of all orders for Cards received during a business day by no later than the end of the following business day. This includes (a) selection of the correct Card, the Card carrier and any agreed upon Collateral (as used herein "Collateral" means any promotional materials the ValueLink Client requests be included with the Card and Card carrier), (b) loading and activation of the Card for the correct amount, (c) error-free personalization, (d) preparing the Card for shipment (including use of the correct address of the Designated Recipient) and (e) delivery of the shipment to the correct courier in accordance with the instructions of the Card purchaser. This also may include correct implementation of custom packaging and imaging services if set forth in the applicable Work Order. Supplier shall ensure it has an adequate supply of Cards, Card carriers and Collateral to fulfill such obligation, provided that replenishment requests to ValueLink are filled within 10 days. Supplier shall ensure the safety and security of the Cards, Card carriers and Collateral and shall be liable for any items that become lost, stolen or missing while under Supplier's control.

v. Card Activation. Supplier will send ValueLink activations for all Cards issued as directed by ValueLink. Activations will contain the correct Card number and value loaded at least 99% of the time.

vi. Reporting. Supplier shall provide a weekly report to ValueLink that accurately and correctly sets forth Cards ordered and fulfilled for each business day for each ValueLink Client (i.e., Project-by-Project) and contains the following detailed information: number of Cards ordered, Card numbers, value loaded (assigned to each Card number account), Card order service type (i.e., Internet, Call Center or other late added type), with total number of Cards ordered by each service type and shipping method/courier for each Card order fulfilled. Supplier shall maintain adequate and accurate records concerning its compliance with the foregoing Service Level Standards, and Supplier shall promptly notify ValueLink when any such standard is not met by Supplier. Parties agree that Cards ordered and Cards activated may show a variance in the reporting; however, Supplier agrees to reconcile and explain all such variances. [Supplier shall not be responsible for delays or failures in telecommunications lines that are not solely the fault of Supplier.]

vii. On-going Support. Supplier's Designated Representative shall respond to calls from ValueLink regarding any issues or problems with the Card Order Fulfillment Services no later than the next business day. Supplier will provide Value Link with an emergency contact number as backup.

b. Failure to Meet Service Level Standards.

i. If Supplier fails during any calendar month to meet one or more of the Service Level Standards, such month shall be considered a "Failed Month." Supplier will provide to ValueLink, within fifteen (15) days following any Failed Month, a written action plan describing in reasonable detail the root cause for the failure, steps being taken to cure the failure in the immediate or near immediate future, and steps being taken to prevent the recurrence of such failure during the remainder of the Term.

ii. If, in any consecutive twelve (12) month period during the Term, there are two (2) or more Failed Months ("Termination Right Event"), ValueLink may terminate this Agreement upon not less than thirty (30) days' prior written notice, provided, however, that if ValueLink does not exercise such right of termination within sixty (60) days following ValueLink's receipt of Supplier's action plan for the Failed Month which causes the Termination Right Event, then ValueLink shall be deemed to have waived such right until the occurrence of the next subsequent Termination Right Event.

9. WARRANTIES. Supplier warrants with respect to all Supplier Services provided by Supplier under this Agreement that (a) they shall be completed by qualified personnel in a professional and workmanlike manner and in accordance with the then best current industry standards, (b) they will be and have been supplied in compliance with the requirements of all applicable federal, state and local laws and regulations, (c) they shall conform to the specifications of each Work Order and this Agreement and will meet or exceed the Service Level Standards set forth above, and (d) all computer systems and software utilized by Supplier to render Supplier Services are and shall be "Year 2000 Compliant." For purposes of this Section 9, Year 2000 Compliant means: (i) all of Supplier's computer systems, software, programs, files and databases used in connection with Supplier Services will not experience error, loss of functionality, interruptions or abnormal operations when processing, calculating, comparing or sequencing date data before or after the calendar year 2000, and (ii) such systems, software, etc. will be compatible with and interoperable with the ValueLink Database to which any Card data is delivered or sent by Supplier; provided that, the ValueLink Database and related computer system (including software) is itself Year 2000 Compliant. ValueLink will promptly notify Supplier of any Supplier Services that fail to conform to the requirements of this Section 9 when and after ValueLink receives actual notice of such fact. Supplier, at its sole cost and expense, shall undertake to remedy any defective or deficient services in a manner and in a time frame reasonably acceptable to ValueLink. Supplier agrees to meet with ValueLink on a quarterly basis, if so requested by ValueLink, to review Supplier's compliance with this Section 9. Supplier understands that its failure to provide Supplier Services in accordance with and as required by this Agreement may damage ValueLink's business reputation and relationship with ValueLink Clients that are receiving or which will receive the benefits of Supplier Services.

10. CANCELLATION OF WORK ORDERS. At any time upon prior reasonable notice, ValueLink may cancel and terminate a Work Order for any Project; provided that, Supplier will be entitled to payment in accordance with the terms and conditions of this Agreement or such Work Order for Supplier Services already performed under such Work Order up to the effective time of such termination.

11. EXCLUSIVITY. Supplier agrees that it will not, without ValueLink's prior written consent, directly or indirectly, (i) provide, sell or market any Supplier Services or stored value card Services to any ValueLink Client or (ii) provide, sell or market any Supplier Services to any bona fide prospective client of ValueLink when Supplier has provided, or was in discussions with ValueLink to provide, Supplier Services to ValueLink with respect to such client at any time during the preceding twelve (12) months, or (iii) provide any Supplier Services (in particular, Card Order Fulfillment Services) to any competitor of ValueLink for Stored Value Card Services (except Supplier's similar services provided to its own customers that conduct electronic stored value gift card programs for their own account or the account of affiliated issuers pursuant to a written contract therefor with Supplier). Notwithstanding the foregoing, if ValueLink begins using a third party vendor other than Supplier for services similar to the Supplier Services, then Supplier may offer Supplier Services directly to ValueLink Clients and/or competitors of ValueLink.

12. CONFIDENTIALITY.

a. Supplier agrees that neither Supplier nor its officers, principals or employees shall sell, rent, exchange or otherwise disclose to any other party, other than for purposes of its performance under this Agreement or as may be required by law: (a) Cardholder Information; (b) ValueLink Clients; (c) volumes, revenues, earnings, commission rates or payments hereunder; (d) this Agreement or the relationship between the parties; or (e) any other confidential information with respect to ValueLink, including, without limitation, information relating to such party's business, products, services, systems, software, policies, practices, procedures, methodologies, finances, pricing, marketing plans, customers, programs, prospective and existing contracts and other business arrangements and/or business plans and strategies. Supplier acknowledges that Cardholder Information obtained by Supplier in performance of the Supplier Services for ValueLink is the exclusive property of ValueLink. Supplier agrees that the Cardholder Information shall be used only in the performance of the Supplier Services, that Supplier may not use such information itself, that it shall not be sold, rented, exchanged or otherwise disclosed to any party other than ValueLink or the ValueLink Client for any purpose whatsoever without the prior written consent of ValueLink, except as may be required by law. All Cardholder Information shall be provided to ValueLink upon its request, and Supplier may be entitled to a fee to format and deliver this data. If ValueLink shall consent to any collection, use or transfer of Cardholder Information, then Supplier warrants to ValueLink that such collection, use and transfer shall be accomplished in full compliance with all applicable laws and regulations governing data protection and consumer privacy. In the event that Supplier is required to provide any Cardholder Information outside of the ordinary course of reporting to law enforcement authorities or any other entity, Supplier will immediately notify ValueLink and, if requested by ValueLink, will fully cooperate with any effort to obtain a protective order or any other protective measures.

b. ValueLink agrees that neither ValueLink nor its officers, principals or employees shall sell, rent, exchange or otherwise disclose to any other party, other than for purposes of its performance under this Agreement or as may be required by law: (a) volumes, revenues, earnings, commission rates or payments hereunder; (b) the specific terms of this Agreement; or (c) any other confidential information with respect to Supplier, including, without limitation, information relating to such party's business, products, services, systems, software, policies, practices, procedures, methodologies, finances, pricing, marketing plans, customers, programs, prospective and existing contracts and other business arrangements and/or business plans and strategies.

c. Supplier and ValueLink agree that money damages may not be a sufficient remedy for breach of the obligations of confidentiality and restrictions on use in this Section 12. Accordingly, in addition to all other remedies that either party may have, either party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of the obligations of confidentiality and restrictions on use contained in this Section 12. Upon request or upon termination of this Agreement, both parties shall destroy or return to the other party all confidential information (irrespective of form or media) of the other party in either party's possession or control. No disclosure by ValueLink or Supplier of confidential information to the other party shall constitute a grant to the other party of any interest or right whatsoever in such confidential information, which shall always remain the property of the disclosing party.

13. TRADEMARKS. Supplier shall not use, copy or reproduce the name, logos, trademarks, or trade names of ValueLink or any of ValueLink's Affiliates or ValueLink Clients in any publicity releases, promotional material, advertising, marketing or business generation efforts without obtaining ValueLink's prior written consent. ValueLink, its Affiliates or the ValueLink Client, as applicable, retains full ownership of all information or materials that are provided to Supplier by such person or entity for use in performing Supplier's obligations and undertakings under this Agreement. ValueLink, ValueLink Affiliates and ValueLink Clients shall not use, copy or reproduce the name, logo, trademarks, or trade name of Supplier in any publicity releases, promotional material, advertising, marketing or business generation efforts without obtaining Supplier's prior written consent.

14. INSURANCE. During the Term, Supplier shall, at its own cost and expense, obtain and maintain in full force and effect, the following insurance coverages: (a) workers' compensation and disability insurance in the statutorily required amounts; (b) employer's liability insurance with minimum limits of $500,000; (c) general comprehensive liability insurance or suitable umbrella insurance with minimum single limit coverage of $1,000,000. Upon request, Supplier shall provide ValueLink with proof of such coverage, and, in the event such coverage changes in a manner that may impact this Agreement or is canceled during the Term, Supplier shall immediately notify ValueLink.

15. INFRINGEMENT INDEMNIFICATION. Supplier shall (and hereby agrees to) indemnify, defend and hold harmless ValueLink, its Affiliates, and each of its or their respective officers, directors, employees, agents, and representatives from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees and costs) arising out of, connected with, or resulting in any way from any claim or allegation that the possession, sale, distribution or use by ValueLink or any ValueLink Client of any Supplier Services (including, in particular Card Order Fulfillment Services) infringes any patent, copyright, trademark, service mark, trade secret, or other proprietary right of any third party. ValueLink will promptly notify Supplier if any such claim arises after ValueLink receives actual notice of its existence. Supplier shall have the right, at its expense, to defend, settle or otherwise dispose of such claim; provided that, no settlement of any claim admitting liability of or imposing duties of performance upon ValueLink or any ValueLink Client or their respective Affiliates may be effected without the prior written consent of ValueLink and/or the ValueLink Client. ValueLink will cooperate in any such action at Supplier's expense. If Supplier does not undertake the defense of any such claim within twenty (20) days after notice from ValueLink, ValueLink shall be free to investigate, defend or otherwise incur costs in connection therewith for the account and at the expense of Supplier in such manner as ValueLink deems is in its best interests. If any Supplier Service provided under this Agreement becomes, or is likely to become, the subject of such a claim, then Supplier shall, at Supplier's expense, either: (a) procure for ValueLink the right to continue selling, distributing or using the infringing Supplier Service as contemplated by this Agreement, or (b) modify or replace the infringing Supplier Service to eliminate the infringement while providing fully functionally equivalent performance. If none of the foregoing remedies are commercially practicable, Supplier having used all reasonable efforts, then Supplier shall cease delivery of the infringing Supplier Service(s) and Supplier shall refund all amounts paid to Supplier by ValueLink in connection with such Supplier Service(s) related to the infringement. Notwithstanding anything in the foregoing, Supplier shall have no obligation of indemnification for any claim to the extent that such claim results from any of the following: (i) Supplier's compliance with service specifications furnished by ValueLink, which specifications, in whole or in part, did not originate with Supplier or were not selected by Supplier and, if absent compliance with such specifications, no valid claim would exist; (ii) alteration or modification of any Supplier Services by ValueLink, if absent such alteration or modification, no valid claim would exist, or (iii) use of any Supplier Services by ValueLink in any manner contrary to Supplier's instructions or for which they are not designed.

16. GENERAL INDEMNIFICATION. Each party (the "Indemnifying Party") will indemnify, defend and hold harmless the other party, its Affiliates, and each of its or their respective officers, directors, employees, agents, and representatives (each an "Indemnified Party") from and against any claims, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees and costs) arising out of, connected with or resulting in any way from (a) any breach by the Indemnifying Party, its employees, agents or representatives of any representation, warranty, covenant, or provision of this Agreement (including any Work Order), and (b) the failure of the Indemnifying Party, its employees, agents or representatives to comply with any applicable federal, state or local law or regulation. The Indemnified Party will promptly notify the Indemnifying Party if any such claim arises after it receives actual notice of its existence. The Indemnifying Party shall have the right, at its expense, to defend, settle or otherwise dispose of such claim; provided that, no settlement of any claim admitting liability of or imposing duties of performance upon the Indemnified Party may be effected without the prior written consent of the Indemnified Party. The Indemnified Party will cooperate in any such action at the Indemnifying Party's expense. If the Indemnifying Party does not undertake the defense of any such claim within twenty (20) days after notice from the Indemnified Party, the Indemnified Party shall be free to investigate, defend or otherwise incur costs in connection therewith for the account and at the expense of the Indemnifying Party in such manner as the Indemnified Party deems is in its best interests.

17. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE CUMULATIVE LIABILITY OF VALUELINK FOR ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, DAMAGES OR LIABILITIES FOR ANY CAUSE WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL BE LIMITED TO THE ACTUAL DIRECT OUT OF-POCKET EXPENSES THAT ARE REASONABLY INCURRED BY SUPPLIER AND, IN ANY EVENT, SHALL NOT EXCEED THE LESSER OF (I) THE TOTAL AMOUNT PAID BY VALUELINK TO SUPPLIER UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRIOR TO THE DATE OF SUCH LOSS, OR (II) $100,000, AND IN NO EVENT SHALL VALUELINK OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST REVENUES, LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY THE AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18. TERM AND TERMINATION. This Agreement shall commence on the Effective Date and continue for a period of three (3) years ("Initial Term"). Thereafter, this Agreement shall automatically renew for successive one (1) year periods (each a "Renewal Term"), unless either party provides written notice of termination at least ninety (90) days prior to the expiration any time, with or without cause, upon giving supplier at least thirty (30) days' prior written notice of termination. In the event that Supplier defaults in the performance of any material obligation hereunder, ValueLink may suspend its performance hereunder and give Supplier written notice of such default and Supplier shall have ten (10) days following receipt of such notice in which to cure the default. If Supplier fails to cure the default within such ten (10) day period, ValueLink may immediately, upon notice, terminate this Agreement or any Work Order and, reserving all other rights and remedies available to it under this Agreement or otherwise, shall be entitled to receive a refund of any amounts paid to Supplier for Supplier Services which have not been supplied or provided or which have been determined defective or deficient by ValueLink in the exercise of its reasonable business judgment. In addition, ValueLink may immediately, upon notice, terminate this Agreement or any Work Order issued hereunder if Supplier becomes insolvent or makes a general assignment for the benefit of creditors of if any action is taken by or against Supplier for relief under bankruptcy or insolvency laws. Upon termination of this Agreement or any Work Order, Supplier agrees to cooperate and work with ValueLink to transition ValueLink Clients to a new Internet Card fulfillment platform. After termination of this Agreement or any Work Order, ValueLink's sole obligation shall be to pay Supplier for work performed in accordance with the terms and conditions of this Agreement up to the time of notice of termination. Sections 9,12, 15, 16, 17 and 19 hereof shall survive any termination of this Agreement or Work Order issued hereunder.

19. AUDIT. ValueLink shall have the right upon reasonable prior written notice, at ValueLink expense (however, ValueLink shall not be required to pay the costs or expenses associated with the time and labor expended on the part of Supplier's employees, or other such indirect costs and expenses, to assist with any such audit), and during regular business hours to inspect, copy, review and audit Supplier's books and records (or portions thereof) applicable to Supplier Services, and its operating procedures pertaining to the performance of Supplier's KAG BJB obligations under this Agreement. Supplier shall provide, upon ValueLink's request, a copy of Supplier's outside financial audit reports as well as (when appropriate) a Statement on Auditing Standards No. 70 Report.

20. INDEPENDENT CONTRACTORS. Supplier and ValueLink are acting as independent contractors hereunder. Neither party shall be deemed to be the agent, employee, joint venturer or partner of the other. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account or on behalf of the other party.

21. NOTICES. Any notice to be given under this Agreement shall be in writing and shall be given by personal delivery, certified or registered mail, postage prepaid, return receipt requested, or overnight courier to the parties' respective addresses set forth below, or to any subsequent address designated by either party for the purpose of receiving notices pursuant to this Agreement. All such notices shall be effective upon (a) actual receipt thereof by the party to be notified, or (b) actual delivery thereof to the appropriate address in accordance with this Section 21.

To ValueLink:	IFS Card Solutions, Inc.
12500 East Belford Avenue
Mail Stop: M22A2
Englewood, Colorado 80112
Attn: Vice President and General Manager, ValueLink

With a copy to:	IFS Card Solutions, Inc.
12500 East Belford Avenue
Mail Stop: M21A5
Englewood, Colorado 80112
Attn: General Counsel's Office

To Supplier:	NBO Systems, Inc.
3676 W. California Avenue, Building D
Salt Lake City, Utah 84104
Attn: President

22. ENTIRE AGREEMENT. Each party acknowledges that it has read this Agreement, and agrees that it understands it and agrees to be bound by its terms. This Agreement constitutes the complete and exclusive statement of the agreement between the parties, and supersedes and merges all prior proposals and other agreements, whether oral or written, between the parties relating to the subject matter hereof.

23. AMENDMENT; WAIVER. No variation, modification, or amendment of this Agreement shall be binding upon either party unless in writing executed by the duly authorized representatives of both parties. The waiver or failure of a party to exercise any right provided for herein shall not be deemed a waiver of any further or future right hereunder.

24. GOVERNING LAW. This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to its provisions regarding conflicts of laws.

25. SEVERABILITY. If any provision of this Agreement shall be held by final nonappealable judgment or order issued by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

26. GENDER, NUMBER, HEADINGS AND INTERPRETATION. The singular form of a word or term shall include the plural and vice versa. The masculine form shall include the feminine and the neuter forms and vice versa. The headings in this Agreement are for convenience of reference only and shall not be considered in interpreting any provision of this Agreement. No provision of this Agreement shall be interpreted for or against a party by reason of the fact that a party or its legal counsel prepared this Agreement or any provision or provided input to it.

27. ASSIGNMENT. This Agreement is personal to Supplier, and Supplier shall not assign, delegate or subcontract its rights, duties or obligations under this Agreement to any person or entity without the express written consent of ValueLink (which consent shall be in the sole and absolute discretion of ValueLink). This Agreement shall bind and benefit ValueLink and its successors and assigns.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

NBO SYSTEMS, INC.	IPS CARD SOLUTIONS, INC.
By: Keith A. Guevara	By: Bruce J. Bell
Name: Keith A. Guevara	Name: Bruce J. Bell
Title: Pres./CEO	Title: V.P. & General Manager
Date Signed: Oct. 31, 2002	Dated Signed: 11/7/02

MASTER SERVICES AGREEMENT

BETWEEN

IPS CARD SOLUTIONS, INC.

AND

NBO SYSTEMS, INC.

EXHIBIT A

SUPPLIER SERVICES

Card Order Fulfillment Services. Supplier Services includes provision of the following Card Order Fulfillment Services on a Project-by-Project basis to ValueLink Clients:

1. Order Taking Capabilities. Supplier will take orders for Cards over the Internet, via telephone through its Call Center and, in the future, possibly by mail and facsimile, if this Exhibit A is modified to so provide. To effect this service over the Internet, Supplier will create and connect a Card Internet shopping cart Web page that will be connected or dropped into a ValueLink Client's existing Web site (Client web site must support frames or Cascading Style Sheets), which shall have the following capabilities:

a. Card order e-commerce Web page(s).

b. Accepts a credit/debit card through a secure link as payment for Card(s), with the ability to send for authorization, using the applicable, as specified in the Work Order, merchant ID number ("MID") and account to which the Card purchase amount and shipping and handling charges will be credited following authorization. If the MID belongs to ValueLink's Client, Supplier shall have no responsibility or obligation for transmitting funds to the ValueLink Client for the purchase of such client's Cards. If the MID belongs to Supplier, Supplier will be obligated to transmit net settlement funds to the ValueLink Client, or to ValueLink to settle with the ValueLink Client.

c. Provides confirmation of an accepted order to the Card purchaser.

d. Accepts personalized messages, per Supplier specifications, from the Card purchaser to accompany the Card to the Designated Recipient.

e. Allows Cardholders to enter their Card account number and access and receive a transaction history for the Card (including its available account balance), which will be connected to the ValueLink Database via a Web API.

Supplier also will have the ability to take telephone orders for a ValueLink Client's Cards via a Supplier-managed Call Center, which has all of the foregoing capabilities, except that a Card's transaction history other than its current available account balance need not be made available to a Cardholder by or through the Call Center and subclause a. above has no application to telephone orders. Standard Call Center hours of operation are Monday through Friday, 8 am to 5 pm. Mountain Time. Supplier will arrange for the toll-free number and will provide basic WR services for when the Call Center is closed or when all lines are unavailable; all IVR script shall KAG BJB be approved by ValueLink prior to implementation. Supplier agrees that it is willing to develop a means to accept Card orders via mail or facsimile if requested by ValueLink, but Supplier shall not be required to deliver such type of services until this Exhibit A and the Fee Schedule in Exhibit C are modified to so provide or a Work Order therefor is agreed upon.

2. Fill Card Orders. For issuance to a Card purchaser whose order for Cards is received and accepted as provided above, Supplier will:

a. Safely and securely store all unissued, inactive Cards, Card carriers and Collateral until used in fulfillment of an accepted order.

b. As accepted orders for Cards are received and fulfilled, track the Cards being fulfilled by ValueLink Client, initial load amount (i.e., Card initial dollar value amount upon purchase) and Card number.

c. Prepare each Card for shipping as agreed for each ValueLink Client. This may include placing personalized messages on the card envelope, placing Cards in customized envelopes, using carriers required by the ValueLink Client or Card purchaser and sending Cards via United States mail or recognized surface or air courier (such as Federal Express) to the Designated Recipient, as ordered by the Card purchaser. Supplier acknowledges and agrees this service will be ValueLink Client specific.

3. Activation and Loading of Cards. Supplier will:

a. Cause Cards purchased pursuant to the Agreement to be activated in accordance with the mutually agreed procedures therefor.

b. Load purchased Cards with the dollar amount value of the purchase by the Card purchaser.

c. Send ValueLink an electronic file of activated Cards, including Card numbers and the corresponding initial balance amount (face value) each business day in accordance with the mutually agreed procedures.

4. Reporting. In addition to sending ValueLink the above activation file, Supplier will provide ValueLink with an electronic report at least every week for Card orders fulfilled during the preceding one-week reporting period, which will include the following:

a. The manner in which the order was received (e.g., Internet, Call Center, in bound mail or facsimile);

b. The ValueLink Client(s) in whose name the Cards were issued;

c. The ValueLink Client's concept name, if applicable;

d. Date of fulfillment;

e. Method of delivery (e.g., United States mail, name of courier, etc.); and

f. Card number and value loaded at the time of purchase.

Supplier will provide to ValueLink a periodic report of the unissued cards it has in inventory for use in connection for Card Order Fulfillment Services on a Project-by-Project (i.e., ValueLink Client) basis. Such report will be provided no less than once monthly or more frequently as reasonably requested by ValueLink. If Supplier determines in its reasonable business judgment that its unissued Card, Card carriers or Collateral inventory for a particular Project (ValueLink Client) may be insufficient to accommodate anticipated orders within 10 business days, Supplier will notify ValueLink of the need for an additional supply for that ValueLink Client. ValueLink or ValueLink Client will supply the requested inventory within 10 business days.

5. Imaging and Custom Packaging Services. Supplier, if requested and covered by a

a. Assist in generating a custom envelope for a ValueLink Client covered by the Agreement, with the client's concept name and logo, for shipping the Cards and holders to Designated Recipients. Limited customization of the envelope may be available from Supplier due to laser printer configuration limitations on small envelopes.

b. Card purchasers will have the ability to type or provide a short message (2 lines of up to 40 characters each) to the Designated Recipient. The message will be printed on the outside of the stock or custom envelope. Standard packaging configuration consists of the Card and Card Carrier in a #9 envelope (may contain the custom message) and then into a #10 envelope for shipping. Other packaging may be requested on an individual program basis, and ValueLink and Supplier will investigate the service and cost around such packaging options.

c. ValueLink and Supplier acknowledge that all artwork relative to a particular ValueLink Client and the appearance and design of its envelope(s) (including costs prior to and of production and future artwork changes) will likely be subject to the prior final approval of the ValueLink Client. Supplier's graphic design team will work with ValueLink's (or any ValueLink Client's) technical staff to ensure that each ValueLink Client's unique image is maintained throughout all electronic transactions on the ValueLink Client's Web site. Custom images to be printed on envelopes by Supplier may not exceed 2" x 2". Printing resolution on custom envelopes to be determined by Supplier. Other printing may be requested on an individual program basis, and ValueLink and Supplier will investigate the service and cost around such printing options.

6. Future Features and Enhancements. Supplier will consider and investigate (in consultation with ValueLink) enhancements of and additions to Card Order Fulfillment Services, with assessment and estimates of associated costs, as the initial Program pursuant to the Agreement rolls out, which may include barcode cards, reloading of Card accounts on-line and registering Cardholder Information.

 Conditions to Supplier Services.

Requested services (e.g., development of enhancements) not reasonably considered part of the Supplier Services to be provided by Supplier under the Agreement will be considered by Supplier upon receipt of a written request therefor. Supplier will assess the resource requirements it estimates are associated with the request to meet or satisfy it. A scope of work and estimated costs (including material costs and man-hours) will be provided in response. The response and estimate will be submitted by Supplier for the appropriate ValueLink approval(s). An approved estimate will serve as an indication of the costs associated with the services performed outside the Agreement, and the party obligated therefor will be billed for such services in accordance with such estimate for the actual hours worked and actual materials used if Supplier provides an estimate based on these factors, and Supplier shall be obligated to track and report to such party.

MASTER SERVICES AGREEMENT

BETWEEN

IPS CARD SOLUTIONS, INC.

AND

NBO SYSTEMS, INC.

EXHIBIT B

FORM OF WORK ORDER

SEE ATTACHED

MASTER SERVICES AGREEMENT

BETWEEN

IPS CARD SOLUTIONS, INC.

AND

NBO SYSTEMS, INC.

EXHIBIT C

FEE SCHEDULE

Pricing

Supplier will charge ValueLink directly for Supplier Services, with standard packaging, on a "per Card fulfilled" basis as follows:

Service	Level Internet	Call Center
Without Fraud Check; With ValueLink Client being the merchant of record for credit card transactions. No credit card fraud or loss risk to Supplier.	[* * *]	[* * *]
Without Fraud Check; With Supplier being the merchant of record for credit card transactions. No credit card fraud or loss risk to Supplier	[* * *]	[* * *]
With Fraud Check; With Supplier being the merchant of record for credit card transactions. Supplier and Client share losses as defined in the Work Order	[* * *]	[* * *]

Supplier will charge ValueLink $[* * *] per minute for incoming phone calls to the Call Center when the caller's intent is not to place an order for a Card.

In addition, the Card purchaser shall be charged the following shipping and handling fees:

USPS (Regular Mail, $100 Card Value or Less)	[* * *]
FED-EX Saver (Card Value over $100)	[* * *]
FED-EX 2nd day	[* * *]
FED-EX Overnight	[* * *]

Supplier reserves the right to adjust shipping rates annually based on any cost increases from carriers. Items shipped FED-EX will be tracked, and Supplier will replace items lost in shipment via FED-EX.

Additional costs may be required that Supplier may pass onto ValueLink. ValueLink may in turn pass these on to the applicable ValueLink Client:

  Connectivity to an acquirer other than Nova

  Modifications to the standard Web page/shopping cart

  Unique fulfillment packaging (i.e. the insertion of Collateral)

  Costs associated with a telephone program, such as toll-free charges and voice message options

   Any other customization outside of the standard offering

  Creation, packaging or shipping of Collateral materials

Optional Services.

  Email Confirmations (one upon receipt of order, second upon shipment of Card) -- [* * *].

  Order Confirmation via US Mail -- [* * *].